Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of November 7, 2013 by and among Paylocity Holding Corporation, a Delaware corporation (the “Company”), Paylocity Corporation, an Illinois corporation (“PC”), each holder of issued and outstanding shares of PC as listed on Exhibit A hereto (each, a “Shareholder” and, collectively, the “Shareholders”), and each Key Executive listed on Exhibit B attached hereto.

RECITALS

WHEREAS, the Shareholders collectively own 100% of the issued and outstanding shares of PC, each in the amounts set forth on Exhibit A hereto under the heading “Exchange Shares” (collectively, the “Exchange Shares”);

WHEREAS, the Company has been formed for the purpose of becoming the parent company of PC;

WHEREAS, the parties desire that the Company acquire 100% of the Exchange Shares from the Shareholders pursuant to the terms and conditions set forth herein (the “Share Exchange”), in exchange for the issuance to the Shareholders of shares of the capital stock of the Company, in the amounts and of the classes as set forth on Exhibit A hereto under the heading “Replacement Shares” (the “Replacement Shares”);

WHEREAS, as a result of the Share Exchange, PC will become a wholly owned subsidiary of the Company, and immediately following the completion of the Share Exchange, the Shareholders will collectively own 100% of the issued and outstanding shares of the Company, in the amounts and of the classes as set forth on Exhibit A hereto under the heading “Company Replacement Shares;” and

WHEREAS, the parties desire that the Company assume the rights and obligations of PC under PC’s 2008 Equity Incentive Plan (the “PC Plan”) and assume 100% of the issued and outstanding options to purchase shares of common stock of PC (the “PC Options”);

WHEREAS, following the Share Exchange, the parties hereto wish to transfer the right, title and interest in and to the Assigned Contracts set forth on Exhibit D attached hereto (each an “Assigned Contract” and collectively, the “Assigned Contracts”), from PC to the Company;

WHEREAS, the Share Exchange is intended to qualify as a nontaxable transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties hereby agree as follows:

1.                                      AGREEMENT TO EXCHANGE SHARES.

1.1.                            Authorization.  As of the Closing (as defined below), the Company will have authorized the issuance to the Shareholders, pursuant to the terms and conditions of this Agreement, of the full number of Replacement Shares that are to be issued to the Shareholders hereunder.

1.2.                            Agreement to Exchange; Full Satisfaction.  On the terms and subject to the conditions set forth herein, effective as of the Closing, each Shareholder hereby transfers, conveys and assigns all of such Shareholder’s right, title and interest in and to all of the Exchange Shares held by such Shareholders, free and clear of any liens or encumbrances, to the Company, in exchange for newly issued Replacement Shares, all as set forth opposite such Shareholder’s name on Exhibit A hereto under the heading “Company Replacement Shares.”  The Replacement Shares delivered in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to the Exchange Shares.

2.                                      OMNIBUS ASSIGNMENT.

2.1.                            Assignment.  Effective as of the Closing, (i) PC hereby transfers, assigns, conveys and delivers unto the Company, its successors and permitted assigns, all of PC’s right, title and interest in and to the Assigned Contracts (the “Assignment”); and (ii) the Company hereby accepts the Assignment and expressly such Assigned Contracts and further assumes the performance of all of the terms, obligations, covenants and conditions imposed upon PC under the Assigned Contracts.

2.2.                            Survival.  This Assignment and the obligations of the parties hereunder shall surviving the closing of the Share Exchange.

2.3.                            Acknowledgement of Assignment.  Each of the Shareholders and Key Executives party hereto hereby expressly acknowledges and consents to the Assignment.

2.4.                            Third Party Rights.  The Assignment and the assumption of the Assigned Contracts by the Company is not intended by the parties hereto to expand the rights or remedies of any party hereto or third-party against the Company as compared to the rights and remedies which such party or third-party (as the case may be) would have had against PC.  Nothing herein contained shall, or shall be construed to prejudice the right of the Company to contest any claim or demand with respect to any obligation assumed hereunder and the Company shall have all rights which PC may have or have had to defend or contest any such claim or demand.

3.                                      CLOSING.

3.1.                            The Closing.  Subject to the satisfaction of the conditions set forth in Section 6 hereof, the Share Exchange of the Replacement Shares for the Exchange Shares will take place at the offices of DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas 78701, at 9:00 a.m. Central Time, on the date hereof or at such other time and place as the Company and the Shareholders mutually agree upon (which time and place are referred to in this Agreement as the “Closing”).  At the Closing, (i) the Company will deliver to each Shareholder a certificate representing the number of Replacement Shares that such Shareholder has agreed to acquire hereunder as set forth on Exhibit A hereto, (ii) each Shareholder shall deliver to the Company (a) certificates representing the Exchange Shares held by the Shareholder and (b) a duly executed stock power endorsed in blank.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to each Shareholder the following.  The phrase “to the Company’s Knowledge” means the actual knowledge, on the date of this Agreement, of Steven Beauchamp and Peter McGrail, following a good faith review of the representations and warranties set forth in this Section 4.

4.1.                            Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue the Replacement Shares and securities issuable upon conversion of the Replacement Shares (if any) (such shares, the “Conversion

Shares”), to carry out the provisions of this Agreement and the Certificate of Incorporation, and to carry on its business as presently conducted.  The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdiction in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the assets, liabilities, financial condition or operations of the Company or the ability of the Company to perform its obligations pursuant to this the Certificate of Incorporation (a “Material Adverse Effect”).

4.2.                            Subsidiaries.  The Company has no Subsidiaries.  The term “Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons (as defined below) performing similar functions are owned directly or indirectly by the Company.

4.3.                            Capitalization.

(a)                                 The authorized capital stock of the Company, immediately prior to the Closing and after giving effect to the Company’s Certificate of Incorporation attached hereto as Exhibit C (the “Certificate of Incorporation”), consists of (i) 100,000,000 shares of Common Stock, par value $0.001 per share, no shares of which are issued and outstanding (the “Common Shares”), and (ii) 18,000,000 shares of Preferred Stock, par value $0.001 per share, 9,500,000 of which are designated as Series A Convertible Preferred Stock, none of which are issued and outstanding, and 8,500,000 of which are designated as Series B Convertible Preferred Stock, none of which are issued and outstanding.

(b)                                 The Company shall assume the PC Plan, pursuant to which 4,511,970 Common Shares have been reserved for issuance to officers, directors, employees and consultants of the Company pursuant to awards thereunder.  The PC Plan is the only plan adopted or assumed by the Board of Directors and/or stockholders of the Company providing for the issuance of capital stock or rights to acquire capital stock.

(c)                                  Other than as contemplated by the Assigned Contracts and the assumed PC Options, (1) no subscription, warrant, option, convertible security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (2) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset.  Other than as provided for in the Certificate of Incorporation, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(d)                                 Except as provided for in the Assigned Contracts, there are no voting trusts or agreements, stockholders’ agreements, registration rights agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company to which the Company is a party or, to the Company’s Knowledge, to which any other Person is a party.

(e)                                  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or which otherwise permit the holder thereof to participate in the proceeds of a sale of the Company (regardless of how structured).

(f)                                   The rights, preferences, privileges and restrictions of the Replacement Shares are as stated in the Certificate of Incorporation and such rights, preferences, privileges and restrictions are valid, binding and enforceable and are in accordance with all applicable laws.

(g)                                  Except as contemplated by the Assigned Contracts, no stock plan (including the assumed PC Plan), stock purchase, restricted stock, stock option, employment agreement or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for mandatory acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment (whether actual or constructive); (ii) any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company; (iii) the transactions contemplated by this Agreement; or (iv) the occurrence of any other event or combination of events.

4.4.                            Authorization; Binding Obligations.

(a)                                 All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder and thereunder at the Closing, the authorization, sale, issuance and delivery of the Replacement Shares pursuant hereto and the issuance and delivery of the Conversion Shares upon conversion of the convertible Replacement Shares has been taken prior to the Closing.

(b)                                 This Agreement, when executed and delivered by the Company, will be legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (ii) for general principles of equity that restrict the availability of equitable remedies, and (iii) to the extent the indemnification provisions contained in Section 2.8 of the Investor Rights Agreement (as defined in Exhibit D attached hereto) may be limited by applicable federal or state securities laws.

4.5.                            Valid Issuance of Replacement Shares.  The Replacement Shares have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable shares of the Company’s capital stock, and, except as provided in the Assigned Contracts, will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company; provided, however, that the Replacement Shares may be subject to restrictions on transfer under state and/or federal securities laws, as set forth herein or as otherwise required by such laws at the time a transfer is proposed.  The Conversion Shares have been duly reserved for issuance.  The Conversion Shares, when so issued and delivered upon conversion of the convertible Replacement Shares, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Shares, and, except as provided in the Assigned Contracts, will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company; provided, however, that the Common Shares may be subject to restrictions on transfer under state and/or federal securities laws, as set forth herein or as otherwise required by such laws at the time a transfer is proposed.  Neither the issuance, sale or delivery of the Replacement Shares is, nor will the issuance or delivery of the Conversion Shares upon the conversion of the convertible Replacement Shares be, subject to any preemptive right of stockholders of the Company or to any right of first refusal or other right in favor of any individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof (each a “Person”).

4.6.                            Governmental Consents and Filings.  Assuming the accuracy of the representations made by the Shareholders in Section 5 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Incorporation, which will have been filed as of the Closing, and (ii) filings pursuant to Regulation D of the United States Securities Act of 1933 (the “1933 Act”), and applicable state securities laws, which have been made or will be made in a timely manner.

5.                                      REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE SHAREHOLDERS.  Each Shareholder, severally and not jointly, hereby represents and warrants to the Company as of immediately prior to the Closing as follows:

5.1.                            Authorization.  The Shareholder has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions.  All action on the Shareholder’s part required for the lawful execution and delivery of this Agreement have been or will be effectively taken prior to the Closing.  Upon their execution and delivery, this Agreement will be a valid and binding obligation of the Shareholder, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of Section 2.8 of the Investor Rights Agreement may be limited by applicable federal or state securities laws.

5.2.                            Title to Exchange Shares.  Shareholder has good and marketable title to, and is the legal and beneficial owner of, the Exchange Shares to be exchanged by such Shareholder under this Agreement, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, subject to satisfaction of the conditions set forth herein.  Shareholder agrees not to sell or transfer, or create or subject to any encumbrance, pledge, lien or mortgage, any interest in the Exchange Shares.  Shareholder hereby confirms that, as of the Closing, Shareholder has no interest in or rights to securities of PC that are not being exchanged into securities of the Company, and all of Shareholder’s interests in and rights to securities of PC have been so exchanged or extinguished.

5.3.                            Investment Representations.  The Shareholder understands that none of the Replacement Shares have been registered under the 1933 Act.  The Shareholder also understands that the Replacement Shares are being offered and sold pursuant to an exemption from registration contained in the 1933 Act based in part upon such Shareholder’s representations contained in this Agreement.

5.4.                            Shareholder Bears Economic Risk.  The Shareholder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.  The Shareholder must bear the economic risk of this investment indefinitely unless the Replacement Shares are registered pursuant to the 1933 Act, or an exemption from registration is available.  The Shareholder understands that the Company has no present intention of registering the Replacement Shares or any shares of the Common Shares.  The Shareholder also understands that there is no assurance that any exemption from registration under the 1933 Act will be available and that, even if available, such exemption may not allow the Shareholder to transfer all or any portion of the Replacement Shares under the circumstances, in the amounts or at the times that the Shareholder might propose or desire.

5.5.                            Exchange for Own Account.  The Shareholder is acquiring the Replacement Shares and the Conversion Shares for the Shareholder’s own account for investment only, and not with a view towards distribution, assignment or resale of the Replacement Shares to others or to fractionalization of the Replacement Shares in whole or in part.

5.6.                            Shareholder Can Protect Its Interest.  The Shareholder represents that by reason of its, or of its management’s, business or financial experience, the Shareholder has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.  Further, the Shareholder is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

5.7.                            Accredited Investor.  The Shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as promulgated under the 1933 Act.

5.8.                            Company Information.  The Shareholder has received and read certain financial statements and has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities.  The Shareholder has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.  Notwithstanding the foregoing, no such discussion, investigation or review shall limit the representations and warranties of the Company provided herein.

5.9.                            Rule 144.  The Shareholder acknowledges and agrees that in addition to any requirements under the state securities laws, the Replacement Shares, and, if issued, the Conversion Shares, are “restricted securities” as defined in Rule 144 promulgated under the 1933 Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available.  The Shareholder has been advised or is aware of the provisions of Rule 144 as promulgated under the 1933 Act as in effect from time to time (“Rule 144”), which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144, and the number of shares being sold during any three-month period not exceeding specified limitations.  The Shareholder has been further advised that the Company has no present intention of satisfying the current public information requirements of Rule 144, and as a result the Shareholder will be able to rely on Rule 144 only if the Shareholder is not an Affiliate of the Company at the time (or within 90 days prior to the time) of sale and satisfies a one-year holding period requirement.

5.10.                     Residence.  If the Shareholder is an individual, then such Shareholder resides in the state or province identified in the address of Shareholder set forth on the Exhibit A attached hereto.  If the Shareholder is a partnership, corporation, limited liability company or other entity, then the office or offices of Shareholder in which its investment decision was made is located at the address or addresses of Shareholder set forth on Exhibit A attached hereto.

5.11.                     No General Solicitation.  To the knowledge of the Shareholder, the Replacement Shares have not been offered to the Shareholder by any form of general solicitation or general advertising, including, without limitation, (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio, or (b) any seminar or meeting whose attendees (including the Shareholder) have been invited by any general solicitation or general advertising.

5.12.                     Transfer Restrictions.  The Shareholder acknowledges and agrees that the Replacement Shares are subject to restrictions on transfer as set forth in the Investor Rights Agreement.

5.13.                     No Public Market.  The Shareholder understands that no public market now exists for the Replacement Shares, and that the Company has made no assurances that a public market will ever exist for the Replacement Shares.

5.14.                     Disclaimer of Warranties.  Each Shareholder acknowledges and agrees that the Company is not making any representations or warranties with respect to any projections, forecasts or forward-looking information provided to Shareholders.  The Shareholders understand and acknowledge that there is no assurance that any projected or forecasted results will be achieved.  EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE COMPANY IS SELLING THE REPLACEMENT SHARES ON AN “AS IS, WHERE IS” BASIS AND THE COMPANY DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED.  THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.

5.15.                     Legends. The Shareholder understands and agrees that the certificates evidencing the Replacement Shares or the Conversion Shares, or any other securities issued in respect of the Replacement Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, whether physically or electronically certificated, shall bear any legends set forth in or required by any of the Assigned Contracts, any legend required by the securities laws of any state to the extent such laws are applicable to the Replacement Shares represented by the certificate bearing such legend, and the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW.  NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

5.16.                     Tax Liability.  Shareholder has reviewed with Shareholder’s own tax advisors the United States federal, state, local and foreign tax consequences of the acquisition of the Replacement Shares and the transactions contemplated by this Agreement.  Shareholder relies solely on such advisors and not on any statements or representations of the Company, the Company’s counsel or any of the Company’s agents.  Shareholder understands that Shareholder (and not the Company) shall be responsible for Shareholder’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

6.                                      CONDITIONS TO SHAREHOLDERS’ OBLIGATIONS AT CLOSING.  The obligations of each Shareholder under this Agreement are subject to the fulfillment or waiver, at or before the Closing, of each of the following conditions:

6.1.                            Representations and Warranties True.  Each of the representations and warranties of the Company contained in Section 4 shall be true and complete on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

6.2.                            Performance.  The Company shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

6.3.                            Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Replacement Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.4.                            Certificate of Incorporation. The Company shall have filed the Certificate of Incorporation with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

7.                                      CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING.  The obligations of the Company to the Shareholder under this Agreement are subject to the fulfillment or waiver at or before the Closing of each of the following conditions:

7.1.                            Representations and Warranties.  The representations and warranties of the Shareholders contained in Section 5 shall be true and complete on the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

7.2.                            Performance.  The Shareholders shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

7.3.                            Delivery of Stock Transfer Documentation.  Each Shareholder shall have delivered to the Company duly executed Stock Transfer Documentation for such Shareholder’s Exchange Shares in accordance with the provisions of Section 2.

8.                                      GENERAL PROVISIONS.

8.1.                            Survival of Warranties.  The representations, warranties and covenants of the Company and the Shareholders contained in or made pursuant to this Agreement shall not survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Shareholders or the Company, as the case may be.

8.2.                            Successors and Assigns.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives; provided that such party consents in writing to be bound by the terms, conditions and obligations under this Agreement.

8.3.                            Assignment.  No party may assign his/her/its rights or obligations under this Agreement other than with the written consent of the Company and the holders of a majority of the Replacement Shares then outstanding (excluding any of such shares that have been sold to the public or pursuant to Rule 144).

8.4.                            Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

8.5.                            Titles and Headings.  The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.  Unless otherwise specifically stated, all references herein to “Sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

8.6.                            Notices.  Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following:  (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by e-mail, addressed to the other party at its e-mail address specified herein (or hereafter modified by subsequent notice to the parties hereto); (iii) one business day after deposit with an express overnight courier for United States deliveries, or two business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

All notices for delivery outside the United States will be sent by e-mail or by express courier.  All notices not delivered personally or by e-mail will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or e-mail address as follows, or at such other address or e-mail address as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a)                                 if to Shareholder, at the address set forth opposite such Shareholder’s name on Exhibit A;

(b)                                 if to the Company, to 3850 N. Wilke Road, Arlington Heights, Illinois 60004, Attention: Steve Sarowitz; and a copy (which shall not constitute notice) shall also be sent to DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas 78701, Attn: John J. Gilluly III, P.C..

8.7.                            Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Replacement Shares then outstanding (excluding any of such shares that have been sold to the public or pursuant to Rule 144).  Any amendment or waiver effected in accordance with this Section 8.7 shall be binding upon each holder of any Replacement Shares at the time outstanding, each future holder of such securities and the Company.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

8.8.                            Severability.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.  If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.  Notwithstanding the foregoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

8.9.                            Entire Agreement.  This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

8.10.                     Further Assurances.  The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

8.11.                     Adjustments for Stock Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of Exchange Shares or Replacement Shares or of any class or series thereof, then, upon the occurrence of any subdivision, combination or stock dividend of the Exchange Shares or Replacement Shares or any class or series thereof, the specific number of securities so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect of such subdivision, combination or stock dividend on the outstanding Exchange Shares or Replacement Shares or such class or series thereof.

8.12.                     Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

8.13.                     Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile, PDF or other electronic signature), each of which shall be an original, but all of which together shall constitute one instrument.

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In Witness Whereof, the parties hereto have executed this Share Exchange Agreement as of the date first written above.

COMPANY:

PAYLOCITY HOLDING CORPORATION

/s/Steven Beauchamp
By:	Steven Beauchamp
Title:	President and Chief Executive Officer

PC:

PAYLOCITY CORPORATION

/s/Steven Beauchamp
By:	Steven Beauchamp
Title:	President and Chief Executive Officer

Signature Page to

Share Exchange Agreement

In Witness Whereof, the parties hereto have executed this Share Exchange Agreement as of the date first written above.

SHAREHOLDERS:

PAYLOCITY MANAGEMENT HOLDINGS, LLC

/s/Steven Sarowitz
Name:	Steven Sarowitz
Title:	Manager

Signature Page to

Share Exchange Agreement

In Witness Whereof, the parties hereto have executed this Share Exchange Agreement as of the date first written above.

SHAREHOLDERS:

/s/Mike Haske
Name:	Mike Haske

/s/Rob Goldstein
Name:	Rob Goldstein

Signature Page to

Share Exchange Agreement

In Witness Whereof, the parties hereto have executed this Share Exchange Agreement as of the date first written above.

SHAREHOLDERS:

ADAMS STREET 2006 DIRECT FUND, L.P.

By:	ASP 2006 DIRECT MANAGEMENT, LLC
its General Partner
By:	ADAMS STREET PARTNERS, LLC its
Managing Member

/s/Jeffrey T. Diehl
Name:	Jeffrey T. Diehl
Title:	Partner

ADAMS STREET 2007 DIRECT FUND, L.P.

By:	ASP 2007 DIRECT MANAGEMENT, LLC
its General Partner
By:	ADAMS STREET PARTNERS, LLC its
Managing Member

/s/Jeffrey T. Diehl
Name:	Jeffrey T. Diehl
Title:	Partner

ADAMS STREET 2008 DIRECT FUND, L.P.

By:	ASP 2008 DIRECT MANAGEMENT, LLC
its General Partner
By:	ADAMS STREET PARTNERS, LLC its
Managing Member

/s/Jeffrey T. Diehl
Name:	Jeffrey T. Diehl
Title:	Partner

ADAMS STREET 2009 DIRECT FUND, L.P.

By:	ASP 2009 DIRECT MANAGEMENT, LLC
its General Partner
By:	ADAMS STREET PARTNERS, LLC its
Managing Member

/s/Jeffrey T. Diehl
Name:	Jeffrey T. Diehl
Title:	Partner

Signature Page to

Share Exchange Agreement

In Witness Whereof, the parties hereto have executed this Share Exchange Agreement as of the date first written above.

SHAREHOLDERS:

ADAMS STREET 2010 DIRECT FUND, L.P.

By:	ASP 2010 DIRECT MANAGEMENT, LLC
its General Partner
By:	ADAMS STREET PARTNERS, LLC its
Managing Member

/s/Jeffrey T. Diehl
Name:	Jeffrey T. Diehl
Title:	Partner

ADAMS STREET 2011 DIRECT FUND LP

By:	ASP 2011 DIRECT MANAGEMENT LP its
General Partner
By:	ASP 2011 DIRECT MANAGEMENT LLC its
General Partner
By:	ADAMS STREET PARTNERS, LLC its
Managing Member

/s/Jeffrey T. Diehl
Name:	Jeffrey T. Diehl
Title:	Partner

ADAMS STREET 2012 DIRECT FUND LP

By:	ASP 2012 DIRECT MANAGEMENT LP its
General Partner
By:	ASP 2012 DIRECT MANAGEMENT LLC its
General Partner
By:	ADAMS STREET PARTNERS, LLC its
Managing Member

/s/Jeffrey T. Diehl
Name:	Jeffrey T. Diehl
Title:	Partner

Signature Page to

Share Exchange Agreement

In Witness Whereof, the parties hereto have executed this Share Exchange Agreement as of the date first written above.

SHAREHOLDERS:

ADAMS STREET CO-INVESTMENT FUND II, L.P.

By:	ASP DIRECT CO-INVEST MANAGEMENT II,
LLC its General Partner
By:	ADAMS STREET PARTNERS, LLC its
Managing Member

/s/Jeffrey T. Diehl
Name:	Jeffrey T. Diehl
Title:	Partner

Signature Page to

Share Exchange Agreement

In Witness Whereof, the parties hereto have executed this Share Exchange Agreement as of the date first written above.

KEY EXECUTIVES*

/s/Steve Beauchamp
Steve Beauchamp

/s/Michael Haske
Michael Haske

/s/Dan Miller
Dan Miller

* Solely with respect to Section 2 hereof.

Signature Page to

Share Exchange Agreement

Exhibit A

Shareholders

	Exchange Shares			Replacement Shares
Name and Address of Registered Shareholder	Common Stock	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Series A Preferred Stock	Series B Preferred Stock
Paylocity Management Holdings, LLC 3850 N. Wilke Road Arlington Heights, Illinois 60060	46,293,499	—	—	46,293,499	—	—
Mike Haske 3850 N. Wilke Road Arlington Heights, Illinois 60060	336,500	—	—	336,500	—	—
Rob Goldstein 3850 N. Wilke Road Arlington Heights, Illinois 60060	67,300	—	—	67,300	—	—
Adams Street 2006 Direct Fund, L.P. Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	503,111	2,829,729	458,524	503,111	2,829,729	458,524
Adams Street 2007 Direct Fund, L.P. Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	568,151	3,195,543	517,800	568,151	3,195,543	517,800
Adams Street 2008 Direct Fund, L.P. Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	617,788	3,474,728	2,030,436	617,788	3,474,728	2,030,436
Adams Street 2009 Direct Fund, L.P. Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	—	—	1,269,196	—	—	1,269,196
Adams Street 2010 Direct Fund, L.P. Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	—	—	720,972	—	—	720,972
Adams Street 2011 Direct Fund LP Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	—	—	579,228	—	—	579,228
Adams Street 2012 Direct Fund LP Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	—	—	581,291	—	—	581,291

	Exchange Shares			Replacement Shares
Name and Address of Registered Shareholder	Common Stock	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Series A Preferred Stock	Series B Preferred Stock
Adams Street Co-Investment Fund II, L.P. Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	—	—	2,242,452	—	—	2,242,452

Exhibit B

Key Executives

Steven Beauchamp
3850 N. Wilke Road
Arlington Heights, Illinois 60004

Michael Haske
3850 N. Wilke Road
Arlington Heights, Illinois 60004

Dan Miller
3850 N. Wilke Road
Arlington Heights, Illinois 60004

Exhibit C

Charter

(See attached)

CERTIFICATE OF INCORPORATION

OF

PAYLOCITY HOLDING CORPORATION

FIRST:        The name of the corporation is:

Paylocity Holding Corporation (the “Corporation”)

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801.  The name of the registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) 18,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights and the qualifications, limitations or restrictions thereof in respect of each class of capital stock.

A.                                    PREFERRED STOCK

9,500,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred” and 8,500,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred,” each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.  Unless otherwise indicated, references to “Sections” or “Subsections” of this Part A of this Article Fourth refer to sections and subsections of Part A of this Article Fourth.

1.                                      Dividends.

(a)                                 Dividends.  Holders of the Series A Preferred, in preference to the holders of the Common Stock and pari passu with the holders of Series B Preferred, shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of six percent (6%) of the Series A Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), compounded annually. The “Series A Original Issue Price” of the Series A Preferred shall be one dollar ($1.00) per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares, reverse stock split, reorganization, recapitalization, or other reclassification (each a “Recapitalization Event”) affecting the Series A Preferred.  Holders of the Series B Preferred, in preference to the holders of the Common Stock and pari passu with the Holders of Series A Preferred, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series B Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), compounded annually. The “Series B Original Issue Price” of the

Series B Preferred shall be $3.2481 per share, subject to appropriate adjustment in the event of any Recapitalization Event affecting the Series B Preferred.  The dividends described in this Section 1(a) shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1(a) or in Sections 3(b) and 5, such dividends shall be payable only when, as, and if declared by the Board and the Corporation shall be under no obligation to pay such dividends.  The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of any Series A Preferred and Series B Preferred then outstanding shall first receive, or simultaneously receive (in addition to any dividend payable pursuant to Section 1(b), below), a dividend equal to all dividends then accrued on such share of Series A Preferred and Series B Preferred and not previously paid.  In the event that a dividend is to be paid on the Series A Preferred and Series B Preferred in an amount less than the aggregate amount of accrued but unpaid dividends, such dividends shall be allocated pro rata among the shares of Series A Preferred and Series B Preferred based upon the number of shares on an as-converted to Common Stock basis.

(b)                                 Participation in Common Stock Dividends.  So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any share of the Common Stock, nor shall any share of the Common Stock be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of shares of the Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer) until all accrued dividends set forth in Section 1(a) above on the Series A Preferred shall have been paid. In the event dividends are paid on any share of the Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock, provided, however, in the event that the payment of such dividends would cause the Aggregate Distributions (as defined below) with respect to a share of Series A Preferred to equal (i) the product of (x) the applicable Original Purchase Price and (y) the Applicable Multiple (as defined below) (the “Cap Amount”), then the shares of Series A Preferred shall only participate in such dividends on the Common Stock to the extent necessary to cause the Aggregate Distributions (after giving effect to the payment of such dividend) to equal the greater of (x) the Cap Amount and (y) the Pro Forma As Converted Amount (as defined below). In the event of a Recapitalization Event with respect to the Preferred Stock, any dividends paid with respect to shares of Series A Preferred or Series B Preferred prior to such Recapitalization Event shall be allocated among the shares of Series A Preferred or Series B Preferred, as applicable, outstanding following such Recapitalization Event ratably as determined by the Board at the time of such Recapitalization Event, and similar ratable adjustments shall be made with respect to the calculation of the Pro Forma As Converted Amount, if applicable.  Notwithstanding anything to the contrary in this Section 1, the outstanding shares of Preferred Stock shall not be entitled to any additional dividend from the Corporation resulting from the payment made by Paylocity Corporation (the “Prior Corporation”) in connection with the redemption of shares of Common Stock of the Prior Corporation on or about June 29, 2012 (the “Special Redemption”).

(i)                                     The “Applicable Multiple” shall mean with respect to the Series A Preferred, 2.25.

(ii)                                  “Aggregate Distributions” shall  mean  the  aggregate amount received on account of a share of Series A Preferred pursuant to dividends and distributions made pursuant to this Section 1 or pursuant to a Liquidation or Deemed Liquidation Event pursuant to Section 3 (each a “Distribution Event”); provided, that for the purpose hereof, the Special Redemption shall not constitute a Distribution Event.

(iii)                               “Pro Forma As Converted Amount” shall mean the sum of the Theoretical Distribution Amounts on account of a share of Series A Preferred in connection with all Distribution Events.

(iv)                              “Theoretical Distribution Amount(s)” shall mean, in connection with any Distribution Event, the product of (x) the aggregate amount of distributions received on account of each Common Share in connection with such Distribution Event multiplied by (y) the number of Common Stock issuable upon the conversion of such share of Series A Preferred had it been converted into Common Stock in accordance with the terms hereof immediately prior to the earlier of such Distribution Event or the record date, if any, with respect to such Distribution Event.

2.                                      Voting.

(a)                                 General Rights.  On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the number of Common Stock into which such shares of the Preferred Stock could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation. Any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of the Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number of votes (with one half being rounded upward).  Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the shareholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.  There shall be no cumulative voting.

(b)                                 Separate Vote of Preferred Stock.  In addition to any other vote or consent required herein or by law, so long as any shares of Preferred Stock remain outstanding, the vote or written consent of the holders of at least a majority of the outstanding shares of Preferred Stock (voting as a single class on an as converted to Common Stock basis) shall be necessary for effecting or validating the following actions, (whether such action is to be taken pursuant to contract, agreement, amendment, recapitalization, merger, consolidation or otherwise):

(i)                                     create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and redemption rights, or increase the authorized number of shares of Preferred Stock or increase the authorized number of shares of any class or series of capital stock;

(ii)                                  adopt or approve any stock option or similar stock or equity incentive plan (an “Option Plan”)for the benefit of the employees, officers, directors or consultants of the Corporation or any of its subsidiaries (“Service Providers”), increase the number of shares reserved in connection with awards pursuant to any Option Plan adopted, or issue any stock option or other equity incentive to any Service Provider other than pursuant to an Option Plan;

(iii)                               amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation, in a manner which adversely impacts the rights, preferences or privileges of the Preferred Stock;

(iv)                              purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (1) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (2) dividends or other distributions payable on the Common Stock solely in the form of additional shares of the Common Stock, (3) pursuant to the terms of any agreements or arrangements between the Corporation and Paylocity Management Holdings, LLC (the “Management LLC”), (4) repurchases of stock from former Service Providers in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof, or (5) as approved by the Board, including the approval of the director designated by the holders of a majority of the Preferred Stock and Common Stock issued upon conversion of the Preferred Stock pursuant to that certain Amended and Restated Voting Agreement, dated as of June 29, 2012, as assumed by the Corporation, as it may be amended and/or restated from time to time (the “Preferred Director”);

(v)                                 any recapitalization, restructuring or similar action (including a reverse stock split or similar combination of any outstanding shares of capital stock of the Corporation) which materially and adversely affects the rights, privileges or benefits of the Preferred Stock (including, without limitation, by cashing out of fractional shares or similar action);

(vi)                              any increase or decrease in the number of directors constituting the Board; or

(vii)                           permit any subsidiary of the Corporation to take or agree to take any action that the Corporation would be prohibited from taking pursuant to Subsection 2(b)(i)-(vi), Subsection 2(d)(i)-(ix) or as otherwise set forth in this Certificate of Incorporation.

(c)                                  Election of Board.  The Board shall consist of five (5) directors.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(d)                                 Special Board Approval.  In addition to any other vote or consent required herein or by law, so long as any shares of Preferred Stock remain outstanding, the approval of the Board, including the approval of the Preferred Director, shall be necessary for effecting or validating the following actions (whether such action is to be taken pursuant to contract, agreement, amendment, recapitalization, merger, consolidation or otherwise):

(i)                                     create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(ii)                                  assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any indebtedness of any other person or entity, except for (a) guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (b) the guaranties of the permitted obligations of any wholly-owned subsidiary, or permit any of its subsidiaries to do any of the foregoing;

(iii)                               make any loan or extend any credit, or permit any subsidiary to take any such action, to any person or entity, other than customary employee advances or receivables of the Corporation and its subsidiaries owing in the ordinary course of business from their respective customers;

(iv)                              create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $1,000,000, except that this subparagraph (iv) shall not apply to trade credit incurred in the ordinary course of business;

(v)                                 any grant of a stock option or other award pursuant to an Option Plan to any director or the President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer or any functional equivalent of any of the foregoing of the Corporation (collectively, the “Senior Managers”) or any of their parents, spouses or descendants (including by adoption);

(vi)                              enter into a transaction or agreement between the Corporation and any officer, director or employee of the Corporation or any affiliate thereof, except (i) in connection with ordinary course employment matters and (ii) other transactions resulting in annual payments of not more than $50,000) and which, in either case, the disinterested members of the Board determine are fair to the Corporation;

(vii)                           the hiring or termination of, or any change or award of compensation (whether salary, bonus or otherwise, but excluding insurance and similar benefits under any applicable employee benefit plan made generally available to the Corporation’s employees) to, the Corporation’s Chief Executive Officer, President or Vice President of Sales and Marketing;

(viii)                        engage in any business other than the business of providing payroll services, human resource and time and labor software solutions and business related or ancillary thereto; or

(ix)                              any agreement or any other action to license on an exclusive basis or otherwise transfer any or all of the Corporation’s rights in the intellectual property or any other proprietary information of the Corporation to any other entity or person.

3.                                      Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a)                                 Preferential Payments to Holders of Series B Preferred.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”),the holders of shares of Series B Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders pari passu with the payments that shall be made to the holders of the Series A Preferred and before any payments to be made to the holders of the Common Stock, in each case by reason of their ownership thereof, an amount per share equal to (i) the Series B Original Issue Price plus (ii) any dividends accrued but unpaid thereon plus (iii) if such Liquidation occurs on or before June 29, 2014, an amount equal to ten percent (10%) of the Series B Original Issue Price per annum on each outstanding share of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), compounded annually. The aggregate amount which a holder of a share of Series B is entitled to receive for each share of Preferred Series B under Subsection 3(a) is hereinafter referred to as the “Series B Preferred Liquidation Amount.”

(b)                                 Preferential Payments to Holders of Series A Preferred.  In the event of any Liquidation, the holders of shares of Series A Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders pari passu with the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred pursuant to Subsection 3(a) and before any payment shall be made to the holders of the Common Stock, in each case by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price plus any dividends accrued but unpaid thereon. If upon any such Liquidation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series A Preferred and Series B Preferred the full amount to which they shall be entitled under this Subsection 3(a) and Subsection 3(b), the holders of shares of Series A Preferred and Series B Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c)                                  Distribution of Remaining Assets.  In the event of any Liquidation, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred and Series B Preferred pursuant to Subsections 3(a) and 3(b), the remaining assets of the Corporation available for distribution to its shareholders shall be distributed among the holders of the shares of Series A Preferred and the Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to shares of the Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to such Liquidation.  The aggregate amount which a holder of a share of Series A Preferred is entitled to receive for each share of Series A Preferred under Subsections 3(b) and 3(c) is hereinafter referred to as the “Series  A Preferred Liquidation Amount” and together with the Series B Preferred Liquidation Amount, the “Preferred Liquidation Amount”.

(d)                                 Cap on Series A Preferred Liquidation Amount.  Notwithstanding Subsections 3(b) and 3(c) above, if the Series A Preferred Liquidation Amount would cause the amount of Aggregate Distributions on account of a share of Series A Preferred to exceed the Cap Amount as of the date of distribution of the proceeds of Liquidation or in connection with a Deemed Liquidation Event, then, in lieu of the Series A Preferred Liquidation Amount the holders of Series A Preferred shall be entitled to receive an amount of the proceeds of such Liquidation or Deemed Liquidation Event which is sufficient to cause the amount of Aggregate Distributions on account of a share of Series A Preferred (after giving effect to all distributions pursuant to such Liquidation or Deemed Liquidation Event) to equal the greater of (x) the Cap Amount and (y) the Pro Forma As Converted Amount.

(e)                                  Deemed Liquidation Events.

(i)                                     Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Preferred Stock elect otherwise by written notice sent to the Corporation at least fifteen (15) days prior to the effective date of any such event:

(A)                               a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for, shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 3(e), all shares of the Common Stock issuable upon exercise of Options (as defined herein) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined herein) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);

(B)                               the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to any person, entity or group of affiliated persons or entities), of the Corporation’s outstanding securities possessing 50% or more of the outstanding voting power of all then outstanding voting securities of the Corporation (except for any such entity in which the holders of 100% of the voting capital stock of the Corporation immediately prior to such transaction hold more than 50% of the voting rights of such transferee entity), provided, however, that notwithstanding the foregoing, the distribution of the Corporation’s securities by Management LLC to its unitholders after the date of filing of this Certificate of Incorporation shall not constitute a Deemed Liquidation Event; or

(C)                               the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)                                  Effecting a Deemed Liquidation Event.

(A)                               The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in this Section 3(e) above unless the definitive agreement for such transaction (the “Transaction Agreement”)provides that the consideration payable to the shareholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3(a), 3(b) and 3(c) above.

(B)                               In the event of a Deemed Liquidation Event referred to in Subsection 3(e)(i)(A) or 3(e)(i)(B) above, if the Corporation does not effect a dissolution of the Corporation under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders of at least a majority of the then outstanding shares of Preferred Stock (voting as a single class on an as converted to Common Stock basis) so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of the Corporation) (the “Net Proceeds”), to the extent legally available therefor, on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the

Preferred Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of the Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Section 5 below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of Preferred Stock pursuant to this Subsection 3(e)(ii)(B).  Prior to the distribution or redemption provided for in this Subsection 3(e)(ii)(B), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iii)                               Amount Deemed Paid or Distributed.  If the amount deemed paid or distributed under this Subsection 3(e)(iii) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined by the Board, or in the event of securities as follows:

(A)                               For securities not subject to investment letters or other similar restrictions on free marketability,

(1)                                 if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) trading day period ending three (3) days prior to the closing of such transaction;

(2)                                 if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) trading day period ending three (3) days prior to the closing of such transaction; or

(3)                                 if there is no active public market, the value shall be the fair market value thereof, as determined by the Board acting in good faith.

(B)                               The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as mutually determined by the Board and holders of at least a majority of the outstanding shares of the Preferred Stock voting as a single class on an as converted to Common Stock basis) from the market value as determined pursuant to clause (1) above so as to reflect the approximate fair market value thereof.

In any such case, the Board shall notify each holder of shares of Preferred Stock of its determination of the fair value or allocation, as the case may be, of such consideration prior to payment or accepting receipt thereof.  If, within ten (10) days after receipt of such notice, the holders of a majority of the shares of the Preferred Stock (voting as a single class on an as converted to Common Stock basis) then outstanding shall notify the Board in writing of their objection to such determination, a determination of the fair value of such consideration or allocation, as the case may be, shall be made by a nationally recognized independent investment banking firm acceptable to the Corporation and the holders of at least a majority of the shares of the Preferred Stock then outstanding (voting as a single class on an as converted to Common Stock basis). If the parties are unable to agree on such an investment banking firm, one shall be chosen by two nationally recognized independent investment banking firms, one of which shall be designated by the Corporation and one of which shall be designated by the holders of at least a majority of the shares of the Preferred Stock then outstanding (voting as a single class on an as converted to Common Stock basis).  The Corporation shall bear the entire cost of the fees and expenses borne by the parties in such determination of fair market value.

(iv)                              Allocation of Escrow.  In the case of a Deemed Liquidation Event, if any portion of the consideration payable to the shareholders of the Corporation is placed into escrow and/or is payable to the shareholders of the Corporation subject to contingencies or is otherwise paid on a deferred basis, the Transaction Agreement shall provide that (1) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3(a) through 3(d) above as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (2) any additional consideration which becomes payable to the shareholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3(a) through 3(c) above after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(v)                                 Deemed Conversion.  For the purposes hereof, in the event a holder of Series B Preferred would receive an a greater amount of the proceeds were such holder to have converted such Series B Preferred to Common Stock immediately prior to the consummation of such Deemed Liquidation, then such holder of Series B Preferred shall be deemed to have converted for the purposes of the allocation of the proceeds from a Deemed Liquidation Event, so that, in any event the aggregate proceeds a holder of Series B Preferred receives is the greater of (x) the amount specified pursuant to Subsections 3(a) and (y) the amount that would have been received if such holder of Series B Preferred converted such Series B Preferred into Common Stock immediately prior to the consummation of such Deemed Liquidation Event.

4.                                      Conversion.  The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of the Common Stock (the “Conversion Rights”):

(a)                                 Optional Conversion.  Subject to and in compliance with the provisions of this Section 4, any shares of the Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable Common Stock.  The number of shares of Common Stock to which a holder of the Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable Series A Preferred Conversion Rate or Series B Conversion Rate then in effect (determined as provided in Section 4(b)) by the number of shares of the Series A Preferred or Series B Preferred, as applicable, being converted.

(b)                                 Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Issue Price by the Series A Preferred Conversion Price, calculated as provided in Section 4(c).  The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the Series B Preferred Conversion Price, calculated as provided in Section 4(c).  “Conversion Rate” shall mean the Series A Preferred Conversion Rate or Series B Preferred Conversion Rate, as applicable.

(c)                                  Conversion Price.  The conversion price for the Series A Preferred (the “Series A Preferred Conversion Price”) shall initially be the Series A Original Issue Price.  The conversion price for the Series B Preferred (the “Series B Preferred Conversion Price”) shall initially be the Series B Original Issue Price.  The initial Series A Preferred Conversion Price and Series B Preferred Conversion Price, as applicable, shall be adjusted from time to time in accordance with this Section 4.  All references to the Series A Preferred Conversion Price and Series B Preferred Conversion Price herein shall mean the applicable Series A Preferred Conversion Price and Series B Preferred Conversion Price, as so adjusted.

(d)                                 Mechanics of Conversion.  Each holder of the Preferred Stock who desires to convert the same into Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same.  Such notice shall state the number of shares of the Preferred Stock being converted.  Thereupon, the Corporation shall promptly (but in no event more than three (3) business days after delivery of the notice required by the first sentence of this Section 4(d)) issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (i) any declared and unpaid dividends on the shares of such Preferred Stock being converted and (ii) the fair market value, as determined in good faith by the Board as of the date of conversion, of any fractional share of the Common Stock otherwise issuable to any holder of the  Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of the Preferred Stock to be converted, and the person entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of the Common Stock on such date.

(e)                                  Adjustment for Stock Splits and Combinations.  If at any time or from time to time after June 29, 2012 (the “Series B Original Issue Date”), the Corporation effects a subdivision of the outstanding shares of the Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Conversion Price and Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if at any time or from time to time after the Series B Original Issue Date the Corporation combines the outstanding shares of the Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A Preferred Conversion Price and Series B Conversion Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)                                   Adjustment for Common Stock Dividends and Distributions.  If at any time or from time to time after the Series B Original Issue Date, the Corporation pays a dividend or other distribution in additional shares of the Common Stock, the applicable Series A Preferred Conversion Price and Series B Conversion Price that are then in effect shall be decreased as of the time of such issuance, as provided below.

(i)                                     The Series A Preferred Conversion Price and Series B Conversion Price shall be adjusted by multiplying such Series A Preferred Conversion Price and Series B Conversion Price, respectively, then in effect by a fraction:

(A)                               the numerator of which is fee total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)                               the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)                                  If the Corporation fixes a record date to determine which holders of the Common Stock are entitled to receive such dividend or other distribution, the applicable Series A Preferred Conversion Price and Series B Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of the Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)                               If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series A Preferred Conversion Price and Series B Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price and Series B Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g)                                  Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Series B Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a Deemed Liquidation Event or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of the Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of the Common Stock into which such shares of the Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(h)                                 Reorganizations, Mergers or Consolidations.  If at any time or from time to time after the Series B Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than a Deemed Liquidation Event or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of the Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger or consolidation subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Preferred Conversion Price and Series B Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock), shall be applicable after that event and be as nearly equivalent as practicable.

(i)                                     Sale of Shares Below Conversion Price.

(i)                                     If at any time or from time to time after the Series B Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as defined herein), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of the Common Stock as provided in Section 4(e) above, for an Effective Price (as defined herein) less than the then-effective Series A Preferred Conversion Price or Series B Preferred Conversion Price, then and, in each such case, the then-effective Series A Preferred Conversion Price and/or Series B Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Series A Preferred Conversion Price and/or Series B Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A)                               the numerator of which shall be (1) the number of Shares of Common Stock Outstanding (as defined herein) immediately prior to such issue or sale, plus (2) the number of shares of the Common Stock which the Aggregate Consideration (as hereinafter defined) received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the then-effective Series A Preferred Conversion Price or Series B Preferred Conversion Price, as applicable, and

(B)                               the denominator of which shall be the number of Shares of Common Stock Outstanding immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

Notwithstanding the foregoing, such adjustment to the then existing Series A Preferred Conversion Price and/or Series B Conversion Price may be waived by the holders of a majority of the Series A Preferred and/or Series B Preferred, respectively, voting as a separate class, then outstanding.

(ii)                                  No adjustment shall be made to any Series A Preferred Conversion Price or Series B Preferred Conversion Price under this Section 4(i) in an amount less than one cent ($0.01) per share.  Any adjustment otherwise required by this Section 4(i) and that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series A Preferred Conversion Price or Series B Preferred Conversion Price.

(iii)                               As used in this Section 4(i) and elsewhere in this Certificate of Incorporation, capitalized terms shall have the following meanings:

(A)                               “Additional Shares of Common Stock” means all Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(i) (including shares of the Common Stock subsequently reacquired or retired by the Corporation), other than:

(1)                                 Common Stock issued upon conversion of the Preferred Stock;

(2)                                 Common Stock issuable upon the exercise of Options or otherwise issued as, or upon the exercise or conversion of, awards pursuant to any Option Plan, to the extent such Option Plan has been approved in accordance with the terms of Section 2(b);

(3)                                 Common Stock, Options or Convertible Securities issued as a dividend or distribution on or with respect to any Series A Preferred, or, to the extent subject to any of Sections 4(d) through 4(h), on or with respect to any Common Stock;

(4)                                 Common Stock, or Options to purchase Common Stock, issued to financial institutions, lenders or lessors in connection with bona fide commercial credit arrangements, equipment financings, commercial property leases, or similar transactions, the terms of which have been approved by the Board, including the Preferred Director;

(5)                                 Common Stock or Options to purchase Common Stock issued in connection with bona fide acquisitions, mergers, strategic partnership transactions or similar transactions, the terms of which have been approved by the Board, including the Preferred Director, and

(6)                                 Common Stock issued or issuable in a public offering, the terms of which have been approved by the Board, including the Preferred Director.

(7)                                 References in this definition of “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(i).

(B)                               “Aggregate Consideration” means:  (A) to the extent it consists of cash, the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities or rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or Options. In any case in which the determination of the Board is required pursuant to subclause (B) or (C) above, the Board shall notify each holder of the Preferred Stock of its determination of the fair value or allocation, as the case may be, of such consideration prior to payment or accepting receipt thereof.  If, within ten (10) days after receipt of said notice, the holders of a majority of the Series A Preferred then outstanding shall notify the Board in writing of their objection to such determination, a determination of the fair value of such consideration or allocation, as the case may be, shall be made by a nationally recognized independent investment banking firm acceptable to the Corporation and the holders of a majority of the Preferred Stock then outstanding.  If the parties are unable to agree on such an investment banking firm, one shall be chosen by two nationally recognized independent investment banking firms, one of which shall be designated by the Corporation and one of which shall be designated by the holders of a majority of the Preferred Stock then outstanding.  The Corporation shall bear the entire cost of the fees and expenses borne by the parties in such determination of the fair value.

(C)                               “Shares of Common Stock Outstanding” means, as of any given date, the sum of (1) the number of shares of the Common Stock outstanding, (2) the number of shares of the Common Stock into which the then outstanding shares of the Preferred Stock could be converted if fully converted on the day immediately preceding the given date, (3) the number of shares of Common Stock issuable upon exercise of all Options outstanding on the day immediately preceding the given date and (4) the number of Common Stock issuable upon the conversion or exchange of Convertible Securities outstanding on the day immediately preceding the given date and, without duplication of any amounts included in clause (3) of this definition, Convertible Securities issuable upon the exercise of Options outstanding on the day immediately preceding the given date.

(D)                               “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for shares of the Common Stock, but excluding Options.

(E)                                “Effective Price” means the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4(i), into the Aggregate Consideration received, or deemed to have been received by the Corporation for such issue under this Section 4(i), for such Additional Shares of Common Stock.

(F)                                 “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(j)                                    Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Preferred Conversion Price or Series B Preferred Conversion Price pursuant to the terms of Section 4(i) above then, upon the final such issuance, the Series A Conversion Price and/or Series B Preferred Conversion Price, as applicable, shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(k)                                 Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series A Preferred Conversion Price or Series B Preferred Conversion Price for the number of shares of the Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Effective Price of any such Additional Shares of Common Stock, (iii) the Series A Preferred Conversion Price and Series B Preferred Conversion Price at the time in effect, (iv) the number of Additional Shares of Common Stock and (v) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

(l)                                     Notices of Record Date.  Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Deemed Liquidation Event or other capital reorganization of the Corporation, any Recapitalization Event, any merger or consolidation of the Corporation with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of the Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Preferred Stock voting together as a single class on an as converted to Common Stock basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Deemed Liquidation Event, Recapitalization Event, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of the Common Stock (or other securities) shall be entitled to exchange their shares of the Common Stock (or other securities) for securities or other property deliverable upon such Deemed Liquidation Event, Recapitalization Event, transfer, consolidation, merger, dissolution, liquidation or winding up.

(m)                             Automatic Conversion.

(i)                                     Upon the closing of the sale of shares of the Common Stock to the public at a price of at least $5.6842 per share (as adjusted for any Recapitalization Event with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, resulting in at least Fifty Million Dollars ($50,000,000) of gross proceeds, before deduction of underwriting discounts and commissions, to the Corporation, and the shares issued for such offering are listed or eligible for trading on a national securities exchange (clauses (A) and (B) each a “Qualified Initial Public Offering”), or (C) with respect to the Preferred Stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of the Preferred Stock voting together as a single class on an as converted to Common Stock basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Automatic Conversion Time”), then (1) with respect to the foregoing clause (A) all outstanding shares of the Series A Preferred shall automatically be converted into Common Stock, at the then effective Series A Preferred Conversion Rate, (2) with respect to the foregoing clause (B) all outstanding shares of the Series B Preferred shall automatically be converted into Common Stock at the then effective Series B Preferred Conversion Rate, (3) with respect to the foregoing clause (C) all outstanding shares of the Preferred Stock shall automatically be converted into Common Stock at the then effective Conversion Rate and (4) such shares may not be reissued by the Corporation. Upon such automatic conversion, any declared but unpaid dividends on the Preferred Stock shall be paid in accordance with the provisions of Section 4(d).

(ii)                                  The Corporation shall send to all holders of record of  shares of the Preferred Stock written notice of the Automatic Conversion Time and the place  designated for mandatory conversion of all such shares of the Series A Preferred and/or Series B Preferred pursuant to this Section 4(m).  The Corporation need not send such notice in advance of the occurrence of the Automatic Conversion Time.  Upon receipt of such notice, each holder of shares of the Preferred Stock converted pursuant to Section 4(m)(i) shall surrender his, her or its certificate or certificates for all such shares (or, if such  holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of the Common Stock to which such  holder is entitled pursuant to this Section 4(m).  At the Automatic Conversion Time, all outstanding shares of the Preferred Stock converted pursuant to Section 4(m)(i) shall be deemed to have been converted into Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of the Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the last sentence of this clause (ii). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  As soon as practicable after the Automatic Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the Preferred Stock converted pursuant to Section 4(m)(i), the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash in lieu of any fraction of a Common Stock otherwise issuable upon such conversion and the payment of any dividends declared and unpaid on the shares of the Preferred Stock converted.

(iii)                               All shares of the Preferred Stock converted pursuant to Section 4(m)(i) shall, from and after the Automatic Conversion Time, no longer be deemed to be outstanding and, notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate at the Automatic Conversion Time, except only the right of the holders thereof to receive Common Stock in exchange therefor and to receive payment on account of any fractional Common Stock and of any dividends declared but unpaid thereon. Such converted shares of the Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of the Series A Preferred, Series B Preferred and the Preferred Stock in the aggregate accordingly.

(n)                                 Restriction on Conversion.  Notwithstanding anything to the contrary in this Section 4, except in connection with the Corporation’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act, no holder of shares of the Preferred Stock shall be permitted to convert any share of the Preferred Stock into shares of the Common Stock at any time that Aggregate Distributions have been made on account of such share of Preferred Stock in an amount equal to the applicable Cap Amount for such share of Preferred Stock; provided, however, that the foregoing limitation shall in no way limit or affect any voting or other rights of the Preferred Stock which are determined or calculated on an as-converted basis.

(o)                                 Fractional Shares.  No fractional shares of the Common Stock shall be issued upon conversion of the Preferred Stock.  All Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined in good faith by the Board) on the date of conversion.

(p)                                 Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock.  If at any time the number of authorized but unissued Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Common Stock to such number of Common Stock as shall be sufficient for such purpose.

(q)                                 Payment of Taxes.  The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issuance or delivery of Common Stock upon conversion of shares of the Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issuance and delivery of Common Stock in a name other than that in which the shares of the Preferred Stock so converted were registered.

5.                                      Redemption.

(a)                                 Unless prohibited by Delaware law governing distributions to stockholders, the Corporation shall be obligated to redeem the Preferred Stock as follows:

(i)                                     The holders of a majority of the then outstanding shares of the Preferred Stock, voting together as a single class on an as converted to Common Stock basis, may require the Corporation, to the extent it may lawfully do so under the DGCL to redeem all (but not less than all)

of the issued and outstanding shares of Preferred Stock by providing written notice (a “Redemption Request”) to the Corporation at any time following the third anniversary of the Series B Original Issue Date.  The Corporation shall effect such redemption in three (3) annual installments with the first to occur on the date that is 90 days after the date that the Corporation receives notice of such vote (or, in the case of any redemption where the Per Share Redemption Price is to be based upon the Fair Market Value, thirty (30) days after final determination of the Fair Market Value, if later) (each a “Redemption Date”) by paying in cash in exchange for the shares of the Preferred Stock to be redeemed on such Redemption Date an amount per share (the “Per Share Redemption Price”)equal to (x) in the case of any redemption pursuant to a Redemption Request (as defined below) delivered prior to the date which is 90 days prior to the fifth anniversary of the Series B Original Issue Date (the “FMV Date”) the Original Issue Price of such share of Preferred Stock, plus any dividends accrued but unpaid thereon or (y) in all other cases, the Fair Market Value of such share of Preferred Stock (as defined below).

(ii)                                  Within thirty (30) days after being required to redeem the Preferred Stock by reason of the vote contemplated by the foregoing clause (i), the Corporation shall send a notice (each a “Redemption Notice”)to all holders of the Preferred Stock to be redeemed setting forth the place at which such holders may obtain payment of the Per Share Redemption Price for each share of Preferred Stock upon surrender of their share certificates, and, in the case of a Redemption Request delivered on or after the FMV Date, the initial determination of the Fair Market Value of each series of Preferred Stock of the Board. The number of shares of the each series of Preferred Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of the each Series of Preferred Stock outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).  Shares subject to redemption pursuant to this Section 5(a) shall be redeemed from each holder of shares of each series of Preferred Stock on a pro rata basis, based on the total number of shares of such series of Preferred Stock then outstanding.  If the Corporation does not have sufficient funds available to legally redeem all shares to be redeemed on such Redemption Date (including, if applicable, those to be redeemed at the option of the Corporation), then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

(iii)                               “Fair Market Value” shall mean, with respect to any share of Preferred Stock, the amount which would be received on account of such share of Preferred Stock pursuant to the terms hereof on account of a Deemed Liquidation Event occurring on the date on which the Redemption Request was delivered which resulted in a sale of the entire Corporation on a going concern basis pursuant to a transaction negotiated by unrelated parties with relatively equal bargaining power and leverage following a commercially reasonable sales process. The Board of Directors of the Corporation shall initially determine the Fair Market Value and provide notice of its determination of the Fair Market Value in the Redemption Notice.  If, within ten (10) days after receipt of the Redemption Request, the holders of a majority of the shares of the Series A Preferred then outstanding shall notify the Board in writing of their objection to such determination, a determination of the Fair Market Value shall be made by a nationally recognized independent investment banking firm acceptable to the Corporation and the holders of at least a majority of the shares of the Preferred Stock then outstanding (voting together as a single class on an as converted to Common Stock basis).  If the parties are unable to agree on such an investment banking firm, one shall be chosen by two nationally recognized independent investment banking firms, one of which shall be designated by the Corporation and one of which shall be designated by the holders of at least a majority of the shares of the Preferred Stock then outstanding (voting together as a single class on an as converted to Common Stock basis).  The Corporation and the holders of the shares of the Preferred Stock shall each bear one-half of the cost of the fees and expenses borne by the parties in such determination of Fair Market Value.

(b)                                 On or after the applicable Redemption Date, each holder of shares of the Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, as applicable, and thereupon the applicable Per Share Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.  In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.  From and after the applicable Redemption Date, unless there shall have been a default in payment of the applicable Per Share Redemption Price or the Corporation is unable to pay the applicable Per Share Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of the Preferred Stock being redeemed (except the right to receive the applicable Per Share Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of the Preferred Stock being redeemed are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of the Preferred Stock being redeemed shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

(c)                                  The Corporation’s obligation to redeem any shares of Preferred Stock pursuant to this Section 5 shall terminate upon the earlier of (i) the closing of the Qualified Initial Public Offering or (ii) the closing of a Deemed Liquidation Event as defined pursuant to Section 3(e)(i)(A)-(B).

6.                                      Redeemed or Otherwise Acquired Shares.  Any shares of Preferred Stock that are converted into Common Stock, redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred and/or Series B Preferred, as applicable, following redemption of such series of Preferred Stock.

7.                                      Waiver.  Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of  Preferred Stock by the affirmative written consent or vote of a majority of the shares of Preferred Stock then outstanding (voting together as a single class on an as converted to Common Stock basis); provided, however that notwithstanding the foregoing, any waiver of the rights, powers and preferences of (i) the Series A Preferred set forth in Section 4(m)(i)(A) and Section 5(a) shall require the affirmative written consent or vote of a majority of the shares of the Series A Preferred then outstanding or (ii) the Series B Preferred set forth in Section 4(m)(i)(B) and Section 5(b) shall require the affirmative written consent or vote of a majority of the shares of Series B Preferred then outstanding.

8.                                      Notices.  Any notice required to be delivered to or by the holders of Preferred Stock shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) (1) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation and to the Corporation at its chief executive office.

9.                                      Payment of Taxes.  The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges mat may be imposed with respect to the issuance or delivery of Common Stock upon conversion of shares of the Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Common Stock in a name other than that in which the shares of the Series A Preferred so converted were registered.

10.                               No Dilution or Impairment.  Without the consent of the holders a majority of the then outstanding Series A Preferred as required under Section 2(b), the Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against dilution or other impairment.

B.                                    COMMON STOCK

1.                                      General.  All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject to and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2.                                      Voting.  Except as otherwise required by law or the Corporation’s Certificate of Incorporation, each holder of shares of the Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and all matters submitted to a vote of shareholders of the Corporation.  Except as otherwise provided in the Corporation’s Certificate of Incorporation or Bylaws or as required by the Delaware General Corporation Law (the “DGCL”), the Preferred Stock shall vote together with the Common Stock and all other classes and series of stock of the Corporation as a single class on all actions to be taken by the shareholders of the Corporation including, without limitation, actions amending the Certificate of Incorporation of the Corporation.  There shall be no cumulative voting.

FIFTH:  Subject to any additional vote required by this Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:  Subject to the DGCL and Article Fourth, Section A.2 of this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH:  Subject to the DGCL, elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH:  Subject to the DGCL, meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL or any other law of the State of Delaware is amended after approval by the shareholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.  Any repeal or modification of the foregoing provisions of this Article Ninth by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:  The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity, except to the extent that the failure to offer such Excluded Opportunity constitutes knowing and willful participation by a director in a breach of a binding contractual obligation between the Corporation and such director or any entity entitled to designate or elect such director.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”) unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ELEVENTH:  The name and mailing address of the incorporator is:

Steven Beauchamp
3850 N. Wilke Road
Arlington Heights, Illinois 60004

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THE UNDERSIGNED, being the incorporator named above, for the purpose of forming a corporation pursuant to the DGCL, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 6th day of  November, 2013.

/s/Steven Beauchamp
Steven Beauchamp
Incorporator

Exhibit D

Assigned Contracts

Amended and Restated Investor Rights Agreement, dated as of June 29, 2012, by and among PC, the Investors listed therein, Paylocity Management Holdings, LLC and the Key Executives listed therein (the “Investor Rights Agreement”)

Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 29, 2012, by and among PC, Paylocity Management Holdings, LLC and the Preferred Holders listed therein

Amended and Restated Voting Agreement, dated as of June 29, 2013, by and among PC, the Key Holders listed therein and the Investors listed therein

Those certain Management Rights Letters, dated as of June 29, 2013, between PC and each of Adams Street 2006 Direct Fund, L.P., Adams Street 2007 Direct Fund, L.P., Adams Street 2008 Direct Fund, L.P., Adams Street 2009 Direct Fund, L.P., Adams Street 2010 Direct Fund, L.P., Adams Street 2011 Direct Fund, L.P., Adams Street 2012 Direct Fund, L.P., and Adams Street Co-Investment Fund II, L.P.

Paylocity Corporation 2008 Equity Incentive Plan, as amended